Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

August 21, 2025

In connection with the filing by Spring Valley Acquisition Corp. II, a Cayman Islands exempted company (“SVII”), and Eagle Energy Metals Corp., a Nevada corporation, as co-registrants, of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of Regulation C promulgated under the Securities Act, to being named and described in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of SVII, after giving effect to the Redomicile, the Merger and the consummation of the Transaction (as such terms are defined in the Registration Statement), which will be renamed Eagle Nuclear Energy Corp. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments or supplements thereto.

/s/ Christopher Sorrells
Christopher Sorrells